Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 3 to Registration Statement on Form S-4 of NB Merger Corp. of our report dated December 18, 2020, relating to the consolidated financial statements of Nuvve Corporation as of December 31, 2019 and 2018, and for the years then ended (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), and to the reference to our firm under the heading “Experts” in the prospectus/proxy statement, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Diego, California

February 9, 2021